Exhibit 99.1

FORTE BIOSCIENCES, INC. ANNOUNCES $25 MILLION FINANCING AND R&D UPDATE FOR FB-102

-FB-102 Has Demonstrated Potentially Best in Class Activity including Superiority to Standard of Care in GvHD

-Proof of Concept Pre-clinical Data in Additional Indications with Large Market Potential Underscores Meaningful Opportunity

-$25 Million Financing Highlights Significant Support from Top Tier Institutional Investors for FB-102 Potential

DALLAS, TX – AUGUST 1, 2023 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a biopharmaceutical company focused on autoimmune diseases, today announced key R&D updates for FB-102 and the closing of financing to support the advancement of FB-102.

“FB-102 had demonstrated potentially best in class activity including in graft versus host disease (GvHD), an indication for which there is a very high unmet medical need and potentially abbreviated clinical development pathway. We plan to advance FB-102 into the clinic in 2024. Beyond GvHD, based on extensive proof of concept data, we believe FB-102 has considerable opportunity in a variety of indications with large markets.” said Paul Wagner, Ph.D., Chairman and Chief Executive Officer of Forte Biosciences. “Our financing by top-tier institutional investors highlights the meaningful potential for FB-102. We are deeply appreciative of the support from preeminent institutional biotechnology investors including Alger, BVF Partners, Farallon Capital Management, Perceptive Advisors and Tybourne Capital Management.”

FB-102 R&D Updates

Forte’s wholly owned antibody, FB-102, targets CD-122, a subunit of the IL-2 and IL-15 receptor and mediates NK and CD8+ T cells, which have been implicated in a variety of autoimmune and immune related diseases.

FB-102 has demonstrated potentially best in class activity including in validated models of GvHD with superiority to standard of care both as a single agent and in combination with standard of care.

In a validated preclinical model of aggressive acute GvHD using transplanted human donor PBMCs, FB-102 reported 90% survival versus 0% survival on vehicle control and compared to 60% survival on ruxolitinib. In combination with ruxolitinib, the only FDA-approved treatment for acute GvHD, FB-102 reported 90% survival compared to 0% survival on vehicle control and 30% survival for ruxolitinib alone with extended duration of dosing compared to the single agent study.

Additionally, in a mouse model of chronic GvHD conducted by Forte, anti-CD-122 treatment has shown superior activity compared to placebo or ruxolitinib.

Published preclinical PoC data also support the therapeutic potential of anti-CD122 in multiple autoimmune diseases anti-CD-122 including in vitiligo, celiac disease, alopecia areata, Type 1 diabetes and solid organ transplant.

About Forte

Forte Biosciences, Inc. is a biopharmaceutical company that is advancing its product candidate, FB-102, which is a proprietary molecule with potentially broad autoimmune applications including in such indications as graft-versus-host disease, vitiligo and alopecia areata.

Forward Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Forward looking statements include statements regarding the use of proceeds of the offering; our plans to advance FB-102 into clinical trials and the expected timelines related thereto; our projections regarding the market size for FB-102; the therapeutic potential of FB-102; and Forte’s plans to develop and potentially commercialize its product candidates, including FB-102. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks associated with market conditions; risks related to the Company’s estimates regarding future expenses, capital requirements and need for additional financing; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; the risk that results from early-preclinical studies may not be predictive of results from later-stage studies or clinical trials; Forte’s ability to successfully enter into collaborations, and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of Forte’s product candidates; Forte’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Forte’s competitors and its industry; the impact of government laws and regulations; Forte’s ability to protect its intellectual property position; Forte’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; and the impact of global events on the Company, the Company’s industry or the economy generally. Information on these and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission on March 31, 2023, in the Company’s subsequent Quarterly Report on Form 10-Q filed on May 15, 2023, and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

LifeSci Advisors

Mike Moyer, Managing Director

mmoyer@lifesciadvisors.com

Forte Biosciences, Inc.

Paul Wagner, CEO

investors@fortebiorx.com